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EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
FIRSTFED AMERICA BANCORP, INC.



We consent to incorporation by reference in the registration statement (No. 333-91802) on Form S-8 of FIRSTFED AMERICA BANCORP, INC. and subsidiaries, ("FIRSTFED") of our report dated April 23, 2003, with respect to the consolidated balance sheets of FIRSTFED as of March 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003, annual report on Form 10-K of FIRSTFED.

                                             /s/ KPMG LLP


Boston, Massachusetts
June 20, 2003